The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/393-0227

FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:	Mary Doyle
Vice President
Investor Relations
(800) 225-0135
(214) 528-5588

HALLWOOD GROUP REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2005

Dallas, Texas, May 16, 2005 — The Hallwood Group Incorporated (“Hallwood Group”) (AMEX-HWG) today reported results for the first quarter ended March 31, 2005.

For the quarter, income from continuing operations was $906,000, or $0.60 per share, assuming dilution, compared to $5.3 million, or $3.68 per share in 2004.

Net income was $906,000, or $0.60 per share, assuming dilution, compared to $13.7 million, or $9.50 per share, in 2004, on revenue of $37.3 million and $31.2 million, respectively. The 2004 results included a non-cash, deferred federal tax benefit of $10.0 million, principally from the anticipated utilization of net operating loss carryforwards.

Following is a comparison of results for the 2005 and 2004 quarters:

Textile products. The textile products segment reported income before taxes of $3.1 million in the 2005 quarter, on revenue of $36.4 million, compared to income before taxes of $3.2 million, on revenue of $31.2 million in 2004. The increase in 2005 quarter revenue was principally the result of increased sales of specialty fabric to U.S. military contractors. Income before taxes declined, principally due to lower gross profit percentages and increased royalty expenses related to sales of military products.

Other income (loss). Other income (loss) consists of combined equity income (loss) from energy affiliates, interest income, interest expense and miscellaneous income and expense.

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For the 2005 and 2004 quarters, other income was $97,000 and $298,000, respectively. The combined equity (loss) from energy affiliates was $306,000 in the 2005 quarter, compared to income of $81,000 in 2004. Interest and other income and interest expense were $648,000 and $132,000, respectively, in the 2005 quarter, compared to $2,000 and $389,000, respectively, in 2004. The 2004 quarter also included amortization of deferred revenue of $604,000.

Income taxes. For the first quarter of 2005, income tax expense was $1.0 million, which included $6,000 of current tax expense, $491,000 of non-cash deferred tax expense and $508,000 of state tax expense, compared to the first quarter of 2004 income tax (benefit) of $2.2 million, which included $1,000 of current tax expense, $2.7 million of non-cash deferred tax (benefit) and $454,000 of state expense.

Discontinued operations. Discontinued operations consists of the Company’s former real estate and hotel business segments. For the 2004 first quarter, income from discontinued real estate operations was $8.4 million, or $5.82 per share, which included a non-cash, deferred federal income tax benefit of $7.3 million from the anticipated utilization of net operating loss carryforwards.

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The following table sets forth selected financial information for the three months ended March 31, 2005 and 2004.

THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Revenue	$37,326	$31,240

Other income (loss)	$97	$298

Income from continuing operations before income tax	$1,911	$3,088
Income tax expense (benefit)	1,005	(2,230)

Income from continuing operations	906	5,318
Income from discontinued operations, net of tax	—	8,401

Net income	$906	$13,719

PER COMMON SHARE
BASIC:
Income from continuing operations	$0.68	$4.01
Income from discontinued operations	—	6.34

Net income	$0.68	$10.35

Weighted average shares outstanding	1,326	1,326

ASSUMING DILUTION:
Income from continuing operations	$0.60	$3.68
Income from discontinued operations	—	5.82

Net income	$0.60	$9.50

Weighted average shares outstanding	1,509	1,444

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.

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